CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 26, 2004, relating to the consolidated financial statements and financial statement schedule of Integrated Device Technology, Inc. which appears in Integrated Device Technology, Inc.’s Annual Report on Form 10-K for the year ended March 28, 2004.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 21, 2005